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                                                                   EXHIBIT 10.63

                                  MCLEOD, INC.
                                 INCENTIVE PLAN


                                   ARTICLE I
                                      PLAN

         1.1.    PURPOSE.

                 The purpose of the McLeod, Inc. Incentive Plan (the "Plan") is to provide a means whereby McLeod, Inc. (the "Company") can
                 (i) provide Participants with additional incentives and (ii) reward actions which enhance the profitable growth of the Company and its subsidiaries.

         1.2.    PLAN.

                 The Plan is a non-qualified incentive plan which does not defer the receipt of income to retirement or past the termination of employment. Therefore, the Plan is not and is not intended to be an Employee Benefit Plan as defined by ERISA Section 3.

         1.3.    EFFECTIVE DATE.

                 The Plan is effective as of September 20, 1996.

         1.4.    APPENDICES.

                 The Plan may be amplified or modified from time to time by appendices. Each such appendix shall form a part of the Plan and shall supersede Plan provisions in accordance with its terms.


                                   ARTICLE II
                                  DEFINITIONS

         2.1.    DEFINITIONS.

                 For purposes of this Plan, the following words and phrases have the following meanings, unless the context clearly indicates otherwise:

                 a. "Account" means the account maintained by the Administrator on behalf of a Participant under the terms of the Plan.




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                 b.       "Account Balance" means the value of a Participant's
                          Account which on any given day shall equal the total value of all Units contributed to the Plan on behalf of a Participant which have not previously been distributed, and all earnings thereon.

                 C. "Administrator" means the Company or such other person or persons as may be appointed from time to time to administer the Plan.

                 d. "Beneficiary" means the person or persons the Employee has designated in writing to the Company as the Beneficiary in the event of the death of the Participant. If the Employee has not named a Beneficiary, then the Beneficiary shall be the Employee's Spouse, if living and if the Spouse is not living, then the Estate of the Employee.

                 e.       "Board" means the Board of Directors of the Company.

                 f. "Effective Date" means September 20, 1996, the effective date of the merger between McLeod Reverse Merging Company and Telecom*USA Publishing Group, Inc.

                 g. "Employee" means any employee of Telecom*USA Publishing Group, Inc. or Telecom*USA Publishing Company.

                 h. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 i. "ISO" means the Telecom*USA Publishing Group, Inc. and Telecom*USA Publishing Company Incentive Stock Option Plan.

                 j. "ISO Agreement" means the agreements entered into by and between Telecom*USA Publishing Group, Inc. and Telecom*USA Publishing Company and certain of its eligible employees and sales representatives who were granted Options pursuant to the terms of the ISO.

                 k. "Operating Earnings" means operating income or loss as determined by generally accepted accounting principles used in the Telecom*USA Publishing Group, Inc. ("Telecom") financial statements as of August 31, 1996, adjusted for any amortization of good will or other intangibles created as a result of the merger of Telecom with McLeod Reverse Merging Co., any costs/disbursements of the Plan and any special items or projects as designated by the Chief Executive Officer of Telecom and the Company.




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                 l.       "Option" means a right to purchase one share of
                          Telecom*USA Publishing Group, Inc. common stock which is granted pursuant to the ISO.

                 m. "Participant" means any employee who participates in the Plan in accordance with the provisions of Article III.

                 n. "Spouse" means the individual to whom the Employee is legally married at the time of the Employee's death.

                 o.       "Unit" means a unit of participation in the Plan.

         2.2.    CONSTRUCTION.

                 A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.


                                  ARTICLE III
                                 PARTICIPATION

         3.1.    ELIGIBLE EMPLOYEES.

                 All Employees who held non-vested Options in the ISO on the Effective Date are eligible to participate in the Plan on the Effective Date. No other Employees will become eligible to participate in the Plan.

         3.2.    DURATION OF PARTICIPATION.

                 A Participant shall remain a Participant until the earlier of:
                 (i) the date he receives distribution of his entire Account Balance under the Plan, or (ii) the date his employment with the Company terminates; provided, however, that if a Participant terminates his employment after he vests in Units of his Account Balance as provided in Section 5.1, but prior to receipt of payment of such vested amounts, he shall remain a Participant in the Plan until such payments are made as specified in Article VI.

                                   ARTICLE IV
                                 CONTRIBUTIONS

         4.1.    UNITS.

                 For each non-vested Option a Participant holds on the Effective Date, he will receive a Unit in the Plan. On the Effective Date of the Plan, the "Unit Value" of





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                 each such Unit will equal $12.75 less the option exercise
                 price of the corresponding non-vested Option as specified in the Participant's ISO Agreement. Therefore, each Participant's Account Balance on the Effective Date will equal the total number of Units received by such Participant pursuant to this section 4.1 multiplied by their applicable Unit Values.

         4.2.    EARNINGS.

                 Each Participant's Account Balance in the Plan will accrue earnings at a rate of six percent (6%) annually; in addition, if Telecom*USA Publishing Group, Inc. has Operating Earnings for any calendar year, which exceed the Operating Earnings for the Base Year, earnings will accrue on each Participant's Account Balance at a rate of six percent (6%) plus an "Additional Percentage." For purposes of this Section, the Additional Percentage shall be equal to the lesser of (i) the percentage of increase in Operating Earnings for the current calendar year compared to the prior calendar year or (ii) the percentage of increase in Operating Earnings for the current calendar year compared to the "Base Calendar Year;" provided, however, if the prior calendar year was a year in which Operating Earnings were 0 or less, the Additional Percentage shall be calculated per subparagraph 4.2(ii) above. For purposes of this section the "Base Calendar Year" means the 1996 calendar year. Further, in no event, will the Additional Percentage exceed twenty-five percent (25%) for any year.

         4.3.    FUNDING.

                 A Participant's or Beneficiary's interest in the Plan is an unsecured claim against the general assets of the Company and neither the Participant or Beneficiary has any right against the Account until it has been distributed pursuant to the terms of the Plan. All amounts credited to an Account shall remain a general, unpledged and unrestricted asset of the Company.


                                   ARTICLE V
                                    VESTING

         5.1.    VESTING.

                 Each Unit shall vest on January 1 of the year following the year in which the corresponding Option would have vested pursuant to the applicable ISO Agreement. The vesting schedule for each Participant is set forth in Appendix A.





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         5.2.    FORFEITURES.

                 Any Participant whose employment with the Company terminates shall forfeit all of the Units in his Account Balance in which he is not vested as provided in Section 5.1.


                                   ARTICLE VI
                              PAYMENT OF BENEFITS

         6.1.    TIMING AND METHOD OF DISTRIBUTION.

                 Distribution of each vested Unit and the earnings thereon will be made as soon as administratively feasible after the applicable January 1 vesting date of such Unit.

                 All distributions will be made to Participants or Beneficiaries in lump-sum cash payments subject to applicable withholding.

         6.2.    PAYMENT ON ACCOUNT OF DEATH.

                 If a Participant dies prior to receiving payment of his vested Account Balance, distribution will be made to the Participant's Beneficiary in accordance with the provisions of
                 Section 6.1.


                                  ARTICLE VII
                           AMENDMENT AND TERMINATION

                 The Company reserves the right to terminate or amend the Plan at any time by resolution of its Board. The Board will determine the effective date of the amendment or termination.


                                  ARTICLE VIII
                                 ADMINISTRATION

                 The Plan shall be administered by the Company or the Administrator appointed by the Board for this purpose. The Administrator shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and make all decisions and interpretations which may be necessary or appropriate in order to administer the Plan. All expenses incurred in the administration of the Plan shall be paid by the Company.





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                                   ARTICLE IX
                                 MISCELLANEOUS

         9.1.    BENEFITS NOT ASSIGNABLE.

                 Neither the Participant nor Beneficiary may assign, transfer or pledge the benefits under this Plan, except as otherwise provided in Section 6.2, in the event of the Participant's death. Any attempt to assign, transfer or pledge a Participant's benefits under this Plan is void.

         9.2.    GOVERNING LAW.

                 This Plan shall be construed, administered, and enforced in accordance with the laws of the State of Iowa.

         9.3.    PLAN NOT A CONTRACT.

                 The Plan shall not be deemed to be a contract between the Company and any Employee or to be consideration or an inducement for the employment of any Employee. No Participant shall acquire any right to be retained in the Company's employ by virtue of the Plan, nor, upon his dismissal or upon his voluntary termination of employment, shall he have any right or interest in the Plan other than as specifically provided herein.

         9.4.    SUCCESSORS.

                 This Plan shall not be terminated by a transfer or sale of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or entity, but the Plan shall be continued after such sale, merger or consolidation and the transferee, purchaser or successor entity shall be required as part of the sale, merger or consolidation to agree to such continuation.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf on this 20th day of September, 1996, by its duly authorized officer.


                                  MCLEOD, INC.

                                  By /s/ BLAKE O. FISHER, JR.
                                     -----------------------------------------
                                         Blake O. Fisher, Jr.
                                         Chief Financial Officer and Treasurer





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